Exhibit 21.1

SUBSIDIARIES OF CHAPARRAL ENERGY, INC.

Name of Subsidiary	Jurisdiction of Formation	Effective Ownership
Chaparral Resources, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

Chaparral Real Estate, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

Chaparral CO2, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

NorAm Petroleum, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

Triumph Tool & Supply, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

CEI Pipeline, L.L.C.	Texas	Chaparral Energy, Inc. – 100%

Chaparral Energy, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

CEI Acquisition, L.L.C.	Delaware	Chaparral Energy, L.L.C. – 100%

Calumet Oil Company	Oklahoma	Chaparral Energy, L.L.C. – 100%

JMG Oil & Gas, LP	Oklahoma	Chaparral Energy, L.L.C. – 1% CEI Acquisition, L.L.C. – 99%

Chaparral Texas, L.P.	Oklahoma	Chaparral Energy, L.L.C. – 1% CEI Acquisition, L.L.C. – 99%